Exhibit 99.1

WMI Liquidating Trust to Initiate Final Distribution and Wind-Down of Operations

SEATTLE, Jan. 9, 2020 /PRNewswire/ -- WMI Liquidating Trust (the “Liquidating Trust”) (the “Trust”), formed pursuant to the confirmed Seventh Amended Joint Plan of Affiliated Debtors under Chapter 11 of the United States Bankruptcy Code (as modified, the “Plan”) of Washington Mutual, Inc., today announced that, as previously disclosed, on or about January 10, 2020, it will initiate a final cash distribution (the “Distribution”) of $39 million. The Distribution will be paid to holders of subordinated claims in Class 18 as contemplated by the Plan. After giving effect to the Distribution, members of Class 18 will have received a recovery of approximately 82% of the face amount of their allowed subordinated claims, inclusive of post-petition interest. The Distribution follows the entry by the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) of an order authorizing, among other things, the closing of the Debtors’ Chapter 11 cases.

Contemporaneously with the Distribution, the Trust also will initiate a final distribution of all shares of common stock of Mr. Cooper Group Inc. currently on deposit in the Disputed Equity Escrow (as defined in the Plan) less any shares sold to satisfy tax obligations. The shares currently held in the Disputed Equity Escrow are held on behalf of former common shareholder interests (Class 22 in the Plan). Therefore, any redistribution of such common stock will be made only to members of Class 22. Furthermore, consistent with prior distributions and pursuant to the Plan, no fractional shares (nor any cash-in-lieu of fractional shares) will be distributed. Due to the de minimis number of shares currently held in the Disputed Equity Escrow, and the fact that the Disputed Equity Escrow Agreement does not contemplate the issuance of fractional shares or the payment of cash-in-lieu of fractional shares, the Trust expects that a significant majority of legacy common shareholders will not receive any shares in connection with such redistribution.

Subsequent to the Distribution, and consistent with the Liquidating Trust Agreement and orders entered by the Bankruptcy Court, no additional distributions of cash or equity will be made by the Trust, other than a potential distribution to one or more charities (as contemplated by the Plan and the Liquidating Trust Agreement (as defined in the Plan)) of unused cash reserves. Such reserves are being retained for purposes of managing the winding-down of the Trust, including responding to any claims asserted against the Trust, the Liquidating Trustee, the Trust Advisory Board or the Trust’s management, as the case may be, following the closure of the Chapter 11 cases.

Following the Distribution, the Trust will exist solely for administrative purposes, including managing the winding-down of its affairs and, ultimately, the dissolution of the entity itself. In addition, following the Distribution, the Liquidating Trust Agreement governing the Trust’s affairs will be amended and restated to, among other things, streamline the Trust’s governance structures, including: removing the requirement that the Trust be managed by a Liquidating Trustee; disbanding the Trust Advisory Board; and vesting authority to manage winding-down of the Trust’s operations in one or more administrators in a manner consistent with Delaware law. In connection with the foregoing, William C. Kosturos will resign as the Liquidating Trustee and John Maciel will resign as the Trust’s Chief Financial Officer, in each case effective immediately following the Distribution.

After giving effect to the Distribution, the Trust intends to file with the Securities and Exchange Commission (the “SEC”) a Form 15 Certification and Notice of Termination of Registration Under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Form 15”). Subsequent to filing the Form 15, the Trust will no longer file or furnish any reports or other documents with the SEC pursuant to the SEC’s EDGAR system, and thereafter will no longer make any disclosures with regard to its limited operations. Relatedly, because Judge Walrath granted the Trust’s application to close the Chapter 11 cases, the Trust is no longer required to file any quarterly or other informational reports with the Bankruptcy Court. As a result, going forward, the Trust will no longer file any “Quarterly Summary Reports” (or other information) with the Bankruptcy Court and the Trust will no longer file with, or furnish to, the SEC any such reports under Form 8-K.

The foregoing notwithstanding, the so-called “Escrow Markers” or “Escrow CUSIPs” established by the Trust upon emergence from its Chapter 11 proceedings in March 2012 for purposes of facilitating the potential distribution of Reorganized WMI’s common stock will continue to be maintained for the foreseeable future. As previously disclosed, however, former positions represented by such Escrow Markers or Escrow CUSIPs are not entitled to receive any distributions under the terms of the Plan and they do not, in and of themselves, represent an entitlement to any possible future distributions from the Trust, Reorganized WMI or the Federal Deposit Insurance Corporation (either in its corporate capacity or as the receiver for Washington Mutual Bank), as the case may be. As discussed above, no additional distributions of cash or equity will be made by the Trust subsequent to the Distribution, other than to one or more charities as contemplated by the Plan and Liquidating Trust Agreement.

While the Trust’s affairs are being wound-down, the Trust will continue to maintain its website which can be found at www.wmitrust.com. Further, the Trust will continue to maintain the “Frequently Asked Questions” page on such website, including any updates thereto that may be deemed necessary or advisable by the Trust’s management or administrators, as the case may be.

Contact

Andrew Siegel / Jed Repko / Aaron Palash

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

SOURCE WMI Liquidating Trust

Related Links

http://www.wmitrust.com